UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
April 30, 2015

COMVERSE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35572	04-3398741

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

200 Quannapowitt Parkway
Wakefield, MA
01880

(Address of Principal Executive Offices)
(Zip Code)

Registrant's telephone number, including area code: (781) 246-9000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Departure of a Certain Officer

Thomas Sabol

On April 30, 2015, Comverse, Inc. (the “Company”) entered into a separation agreement (the “Separation Agreement”) with Thomas Sabol, its former Senior Vice President, Chief Financial Officer, pursuant to which Mr. Sabol will cease to serve as Senior Vice President and Chief Financial Officer on April 30, 2015 and his employment with the Company will terminate on July 1, 2015 (the “Separation Date”).

(c) Appointment of a Certain Officer

Jacky Wu

Effective April 30, 2015, the Company appointed Jacky Wu as its Senior Vice President and Chief Financial Officer.

Mr. Wu, age 32, joins the Company from American Tower Corporation., where he served as Vice President of Finance, Mergers and Acquisitions since January 2014. From May 2010 to December 2013 Mr. Wu served American Tower’s Vice President of Financial Planning and Analysis. Mr. Wu began his career at Verizon Communications in May 2002 where he held roles of increasing scope and responsibility. During his career with Verizon and its predecessor companies and affiliates, he has served in numerous finance and business development roles, including as the Director and Chief Financial Officer of Verizon’s Digital Services Inc. from 2009 to 2010, where he was responsible for all financial activities for its FiOS and Digital Media services businesses. Mr. Wu holds a Bachelor of Science in Economics and MBA Summa Cum Laude, Phi Beta Kappa and with Departmental Honors from Tulane University.

We entered into an employment letter with Mr. Wu pursuant to which Mr. Wu joined us commencing on March 30, 2015 and continuing for a term of three years. Pursuant to the terms of his employment agreement, Mr. Wu receives an annual base salary of $325,000, subject to increase at the discretion of the Compensation Committee, and is eligible to receive an annual performance-based cash bonus in a target amount equal to 50% of his base salary and a maximum of 200% of his base salary.

Upon commencing employment, Mr. Wu received an equity award that in accordance with the Company’s policy will be granted on the tenth business day following the issuance of the Company’s earnings release for the first quarter ended April 30, 2015 (the “Date of Grant”). Mr. Wu’s award will consist of (i) a restricted stock unit (“RSU”) award in respect of 12,475 shares of common stock, with a vesting schedule of three equal annual installments commencing on the Date of Grant, and (ii) stock options to purchase 33,975 shares of common stock at an exercise price equal the price of such common stock at the close of business on the Date of Grant, with a vesting schedule of three equal annual installments commencing on the Date of Grant and, with respect to the stock options, will expire on the tenth anniversary of the Date of Grant, subject to his continuing employment on each vesting date.

During the term of employment, Mr. Wu is also eligible to receive subsequent equity awards consistent with those provided to other senior executives. Mr. Wu is also entitled to four (4) weeks of annual paid vacation days and is eligible to participate in any benefit plans, including medical, disability and life insurance, offered by us on the same basis as those generally made available to other senior executives. In addition, he will be entitled to be reimbursed for reasonable business expenses.

Mr. Wu is subject to ongoing covenants not to disparage us or disclose our confidential information and to assign us all intellectual property created during employment. During employment and for one year thereafter, he is required not to compete with us or solicit our employees, consultants, customers or clients.

Under his employment agreements, Mr. Wu is eligible to receive certain severance payments and benefits in the event his employment is terminated under various circumstances, subject to his execution of a release of claims against the Company, as follows:

Termination upon Death or Disability. In the event of termination of employment due to death or disability, Mr. Wu will be entitled to receive his earned but unpaid base salary, earned but unpaid annual incentive award, treatment of any annual equity awards in accordance with the standard policy applicable to our other senior executive officers, and additional benefits, if any, as may be provided under the Company’s applicable plans, programs and arrangements. He will also receive immediate vesting of all of his outstanding time-based RSU awards and stock options that were granted by the Company when his employment began, and his subsequent awards will vest on each vesting date on a pro rata basis based upon the number of full months served following the grant date, as of such death or disability.

Termination for Cause or without Good Reason. In the event of a termination of employment by the Company for “cause” or by either Mr. Wu for any reason other than “good reason” (each as defined in his employment agreement), he will be entitled to receive his earned but unpaid base salary, earned but unpaid annual incentive award, treatment of any annual equity awards in accordance with the standard policy applicable to the Company’s other senior executive officers, and additional benefits, if any, as may be provided under the Company’s applicable plans, programs and arrangements. All of his unvested RSU awards and stock options shall be immediately forfeited as of the termination date.

Termination without Cause or for Good Reason. In the event of a termination of employment by the Company without “cause” or by either Mr. Wu for “good reason,” he will be entitled to receive any accrued but unpaid base salary, a lump sum severance payment equal to 150% of his annual base salary then in effect subject to compliance with post-employment obligations, any earned but not yet paid cash bonus for a fiscal year ending prior to the date of termination, a pro-rata cash bonus for the fiscal year in which the termination occurs based on actual performance, and a lump sum payment equal to 18 months of the COBRA continuation coverage premium as if he were still an active employee. In addition, if Mr. Wu’s employment is terminated by us without cause, he will be entitled to immediate vesting of any portion of the equity awards granted by us when his employment began that would have vested during the one year period following termination had he continued to be employed, or, if Mr. Wu resigns for good reason, he will be entitled to immediate vesting in full of such equity awards. He will also be entitled to the treatment of other time-based RSUs or stock options in accordance with the standard policy applicable to other senior executives.

Termination in Connection with or following a Change in Control. In the event that Mr. Wu’s employment is terminated without cause either prior to, but in contemplation of, a “change of control” (as defined in the employment agreement), or within 24 months following a change of control, he will generally be entitled to the benefits described above for termination for good reason except that his severance payment amount will be increased to 150% of the sum of his annual base salary and target cash bonus.

(e) Compensatory Arrangements of a Certain Departing Officer

Thomas Sabol

Under the terms of the Separation Agreement, following the execution by Mr. Sabol of a waiver and release of claims which is not revoked within seven (7) days of its execution by Mr. Sabol, Mr. Sabol will be entitled to receive (i) an aggregate gross amount of $560,000, less lawful deductions, payable as follows: (a) $90,000, less lawful deductions, on the first payroll date after the expiration of the seven (7) day revocation period, (b) $225,000, less lawful deductions, on August 21, 2015, (c) $95,000 on November 27, 2015, (d) $60,000 on February 26, 2015 and (e) $90,000 on April 8, 2016; (ii) a pro-rata portion of his cash bonus for the fiscal year ending January 31, 2016, less lawful deductions, payable only if any annual bonus is paid to other Company executives, at which case, such payment will made at the same time as such payment is made to executives of the Company, but in no event later than April 15, 2016; (iii) the vesting on the Separation Date of 13,647 restricted stock units (“RSUs”) and 51,220 stock options in accordance with the terms of employment letter dated July 1, 2012, between Mr. Sabol and the Company (the “Employment Agreement”) and the applicable RSU and stock option award agreements; and (iv) COBRA premiums contributions by the Company with such contributions ending on the earlier of (a) 12 months from the Separation Date, or (b) the date on which Mr. Sabol becomes eligible for coverage under the group health plan of another employer.

Under the terms of the Separation Agreement, Mr. Sabol acknowledged and reaffirmed the validity of his post-employment obligations contained in any prior agreement he executed with the Company relating to non-competition, non-solicitation, confidentiality, assignment of inventions, and non-disparagement, including the applicable provisions set forth in the Employment Agreement.

Mr. Sabol further agreed that in the event of his breach of any of his post-employment obligations, (i) the Company would have the right to cease making any payments due under the Separation Agreement, and (ii) Mr. Sabol would be obligated to return to the Company the consideration paid under the Separation Agreement. However, prior to asserting any such rights under clauses (i) and (ii) of this paragraph, the Company is required to provide Mr. Sabol with a written notice identifying with reasonable specificity the facts and circumstances alleged to constitute a violation of his post-employment obligations and providing Mr. Sabol not less than 10 days to cure or cease the alleged violation. Notwithstanding the forgoing, the Separation Agreement provides that nothing therein shall hinder or delay the Company’s right to initiate legal proceedings. Mr. Sabol may revoke his acceptance of the Separation Agreement and waiver and release of claims within seven days of the date of the Separation Agreement.

Item 8.01 Other Items

On April 30, 2015, the Company issued a press release, a copy of which is filed as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No. Description

99.1        Press Release, dated April 30, 2015, issued by Comverse, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMVERSE, INC.

By:	/s/ Roy S. Luria
Roy S. Luria Senior Vice President, General Counsel and Corporate Secretary
Date:  April 30, 2015

Exhibit Index

Exhibit No. Description

99.1        Press Release, dated April 30, 2015, issued by Comverse, Inc.